Exhibit 99.1

VIVUS and Alvogen Announce Marketing Agreement for Qsymia® in the Republic of Korea

CAMPBELL, CA., and SAN GWANN, MALTA September 5, 2017— VIVUS, Inc. (Nasdaq:VVUS) and Alvogen Malta Operations (ROW) Ltd, today announced an agreement under which Alvogen will market Qsymia® (phentermine and topiramate extended-release) in the Republic of Korea for the treatment of chronic weight management or weight-related conditions.

Under the terms of the agreement, Alvogen, a prominent leader in the Korean anti-obesity market, will be solely responsible for obtaining and maintaining regulatory approvals and for all sales and marketing activities in Korea. VIVUS will receive an upfront payment in addition to future milestone payments, dependent upon receiving marketing authorization, initiating the commercial launch and achieving sales goals within the covered territory. In addition, VIVUS will receive royalties on Alvogen’s net sales of Qsymia.

“With manufacturing centers in Korea and hundreds of products on the market in Asia, Alvogen has the expertise and relationships that we believe will be essential for making Qsymia a success in Korea,” said Seth H. Z. Fischer, VIVUS’ Chief Executive Officer. “This agreement supports our ongoing efforts to maximize the value of our current assets. We look forward to engaging in a strategic partnership with Alvogen to realize the Qsymia opportunity in Korea and will continue to evaluate additional opportunities to create value from our existing product portfolio.”

About Qsymia

Qsymia is approved in the United States and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Alvogen

Alvogen is a global, privately owned pharmaceutical company focused on developing, manufacturing and selling generic, brand, over-the counter brands (OTC’s) and biosimilar products for patients around the world.

The company has commercial operations in 35 countries with 2,800 employees and operates five manufacturing and development hubs in the U.S., Romania, Korea and Taiwan. For more information about the company, please visit www.alvogen.com.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to the timing, strategy, tactics and success of the launch and commercialization of Qsymia by our partner; and risks and uncertainties related to our partner’s ability to seek approval for Qsymia in territories outside of the U.S. and EU. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2016 as filed on March 8, 2017 and as amended by the Form 10-K/A filed on April 26, 2017, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

CONTACT:

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	Matthew Ventimiglia
Chief Financial Officer	mventimiglia@lazarpartners.com
oki@vivus.com	212-599-1265
650-934-5200